Exhibit 10.1

WAIVER

The undersigned identified below is the investment manager (the “Investment Manager”) for  the holder, Odyssey America Reinsurance Corporation, (the “Holder”) of 3.75% Convertible Senior Notes due 2011 (the “Senior Notes”) issued by Overstock.com, Inc., a Delaware corporation (the “Company”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Investment Manager hereby waives, on behalf of the Holder and its insurance subsidiaries, any right it may have under Section 3.7(a) of the Indenture dated November 23, 2004 governing the Senior Notes (the “Indenture”) to require the Company to repurchase any Senior Notes then held by Holder or any of its subsidiaries, or to otherwise make any payment to the Holder or any insurance subsidiary of the Holder pursuant to any Senior Notes then held by it or any of its insurance subsidiaries, as a result of, or in connection with, the occurrence of any “Fundamental Change” as defined in Section 3.7(a) of the Indenture, to the extent that such Fundamental Change results solely from the acquisition by Patrick Byrne (“Patrick”) and/or John Byrne (“John”) and/or immediate members of the Byrne family and/or wholly-owned affiliates of Patrick or John (collectively, with Patrick and John, the “Byrne Family”) of additional shares of the Company’s common stock or the ownership by any or all of them of a number of shares sufficient to constitute a “Fundamental Change” for purposes of the Indenture (the “Byrne Acquisition Fundamental Change”). Notwithstanding the foregoing, this Waiver shall be null and void to the extent that: (1) John is no longer a director of the Company; (2) Patrick is no longer an executive officer of the Company; (3) the individual or aggregate effect of the aforementioned Byrne Family acquisitions constitute a going private transaction; (4) the Company is delisted from Nasdaq; (5) the Company’s common stock becomes subject to any cease trade, halt or freeze order that lasts for more than one trading day; or (6) two years have passed from the date hereof.

As partial consideration for the execution and delivery of this Waiver by the Holder, the Company hereby agrees to (a) pay Holder $50,000 and (b) notify promptly the Holder and any other holder of the Senior Notes who executes a substantially similar waiver of any new offering of securities issued by the Company to the extent it can do so without violating any law, rule or regulation and without unreasonably jeopardizing the success of any planned transaction; provided, however, that the obligation set forth in clause (b) expires on the earlier of (i) the nullification of this Waiver; (ii) the closing of such offering, (iii) expiry of the term of the Senior Notes, and (iv) the date on which Holder no longer holds at least $10 million aggregate principal amount of the Senior Notes.

The Company agrees that this Waiver herein shall within one business day be disclosed to the public by the Company filing a Form 8-K with the Securities and Exchange Commission with this Waiver as an exhibit thereto.

By his execution below, Patrick hereby confirms that (1) he has no current intention to acquire any number of shares of common stock of the Company or otherwise take any action that would result in the occurrence of the Byrne Acquisition Fundamental Change and (2) he has no knowledge of any current intention on the part of any member of the Byrne Family to acquire any number of shares of common stock of the Company.

Holder:  HAMBLIN WATSA INVESTMENT COUNSEL LTD., in its capacity as investment manager for Odyssey America Reinsurance Corporation

By:	/s/ Paul Rivett
Name:	Paul Rivett
Title:	Vice President
Dated:	April 3, 2006

The Company: OVERSTOCK.COM, INC.

By:	/s/ Patrick M. Byrne
Name:	Patrick M. Byrne
Title:	President
Dated:	April 3, 2006

PATRICK M. BYRNE

/s/ Patrick M. Byrne
Dated:	April 3, 2006